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Exhibit 99

Carbon Energy Corporation
1700 Broadway, Suite 1150
Denver, CO 80290

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 1, 2002

Ladies and Gentlemen:

        This will confirm that Carbon Energy Corporation (the "Company") has received a letter from Arthur Andersen LLP ("Arthur Andersen") with respect to Arthur Andersen's audit of the Company's consolidated financial statements for the year ended December 31, 2001. Arthur Andersen's letter certifies that the audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Sincerely,

/s/ Kevin D. Struzeski Treasurer and Chief Financial Officer

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  Exhibit 99